Exhibit 99.1

FOR IMMEDIATE RELEASE
April 1, 1999


                  BP AMOCO AND ARCO IN $26.8 BILLION DEAL
                     AGREED BY BOARDS OF BOTH COMPANIES

   o     Makes BP Amoco biggest non-state oil producer

   o     Combined market capitalisation of some $190 billion

   o     Annual pre-tax synergies of $1 billion by 2001

   o     Improved economics will drive Alaskan growth

   o     Quantum leap in Asian gas position

   o     Top West Coast network gives US coast-to-coast retail reach


LONDON, April 1: BP Amoco confirmed today that, following a successful outcome to talks between the two companies, it has reached agreement to combine with the Atlantic Richfield Company (ARCO) of Los Angeles.

The all-share transaction, approved by the boards of both companies, will involve the exchange of 0.82 BP Amoco American Depositary Shares (ADS) for each ARCO share.

At BP Amoco's closing price of $100.44 per ADS on Friday, March 26, 1999, this valued ARCO at $26.8 billion, representing a premium of 26 per cent. Based on the closing prices of the two companies last night (Wednesday, March 31) the premium was 13 per cent.

Describing the deal as "a compelling strategic and geographic fit of quality assets", BP Amoco chief executive Sir John Browne said it would yield annualised pre-tax synergies of around $1 billion by the year 2001.

The deal will substantially boost BP Amoco's reserves and production, giving it the largest oil output of any non-state company, and will consolidate its position in Alaska where the resulting synergies and cost-savings are likely to increase the region's competitiveness and significantly encourage future investment.

"For BP Amoco, the strategic rationale for this deal is the immense potential it offers for future growth," Browne said. "In Alaska in particular, the synergies we can achieve from combining our operations will greatly increase the competitiveness of


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the state in the face of uncertain oil prices and provide a strong incentive for significant investment in existing and future fields."

Browne said the deal would also give BP Amoco entry to the key West Coast retail markets of the US where ARCO has a leading market share in five states and owns two of the most efficient refineries in the region. With the prime refining and retail network BP Amoco already has east of the Rockies, this makes it a coast-to-coast marketer in the US.

Elsewhere, onshore the US and the Gulf of Mexico, ARCO will add 360,000 barrels of oil equivalent to BP Amoco's daily output - half of it gas, chiefly from ARCO's 82 per cent stake in Vastar, one of the most profitable operators in the Lower 48.

Internationally, the deal will add major volumes in South East Asia, most notably in Indonesia where ARCO has an estimated net share of up to eight trillion cubic feet in the Tangguh gas field, regarded as one of the best liquefied natural gas projects in the region.

It also adds gas reserves in the South China Sea, Malaysia, Thailand and Qatar and oil interests in Algeria, Venezuela, the Caspian and Russia.

In the UK, ARCO will add gas and oil production equivalent of over 100,000 barrels a day from fields that are complementary to BP Amoco's North Sea operations, making the group the largest single supplier of UKCS gas.

"The addition of ARCO's international assets powerfully strengthens our global portfolio," Browne said. "Most significantly, it gives us a major platform for upstream growth in Asia where we will now have world-class gas reserves ready to supply Japan, Korea and other key markets when recovery comes to the region, which it undoubtedly will."

In Alaska, Browne said the deal could help unlock the potential for large volumes of gas "which are currently uneconomic to develop but could make an enormous contribution to the energy needs of the US in the next century.

"We have proprietary BP Amoco technology which we believe may allow us to convert some of that gas into liquids that can be transported through the existing oil pipeline. We have plans to build a $70 million pilot plant on the North Slope to test that technology and if it is successful, we will consider full-scale development."

Browne disclosed that the deal was the outcome of negotiations which began in January after an approach from ARCO's executive management to consider options for closer co-operation between the two companies.

In a joint statement today, Browne and ARCO Chairman Mike Bowlin said:
"Against the background of uncertain oil prices and the increased competitive pressure across

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the sector, it is clear that the uniquely complementary operations of our companies can compete more effectively together than apart to deliver our respective shareholders a superior return on their investment."

BP Amoco said the $1 billion synergies - which are on top of the $500 million cost- savings already targeted by ARCO - would be achieved from a mix of organisational efficiencies, more focused exploration, improved business processes including IT, and rationalisation of operations.

The company said that it expected to take a restructuring charge of $1 billion on the transaction. This would cover both a Stamp Duty Reserve Tax charge of some $400 million and the costs associated with achieving the synergies.

Some $710 million of the synergy savings are expected from exploration and production, including $200 million from streamlining Alaskan operations. Some $110 million are targeted from refining and marketing and $180 million from corporate costs.

Approximately 2,000 jobs are expected to be lost as a consequence of merging the operations of the two companies, with the impact likely to be concentrated on locations in the Lower 48.

ARCO has proven oil reserves of some 2.8 billion barrels, mainly in Alaska where it shares major interests with BP Amoco in five fields, including Prudhoe Bay. Its proven gas reserves total 9.8 trillion cubic feet, mainly in the Gulf of Mexico, the UK North Sea and the South China Sea, but it holds unbooked gas volumes of a further 15 trillion cubic feet, mainly in Indonesia, Thailand, Malaysia and Qatar.

In 1998 it produced 660,000 barrels of oil a day, approximately half from Alaska, and 2.1 billion cubic feet of gas, mainly from the Gulf of Mexico, the UK North Sea and Indonesia.

ARCO's refining and marketing business is the leading gasoline marketer on the US west coast, with 1,760 retail sites spread across California, Arizona, Nevada, Oregon and Washington. Its two refineries, in Carson, California and Cherry Point, Washington, are among the top quartile performers in the region.

The transaction is subject to the approval of the shareholders of both companies and the consent of various state and regulatory authorities, including the US Federal Trade Commission (FTC) and the European
Commission. The process of obtaining regulatory consents will be led by BP Amoco co-chairman Larry Fuller.

Pending completion of the deal and subject to normal legal constraints on the exchange of competitive data in the interim, the two companies will establish a small team of executives from both sides to plan the integration of their operations. This will be led by BP Amoco executive vice president, Dr Byron Grote.

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Browne said ARCO's assets would be absorbed with minimal impact into the BP
Amoco organisational structure. The team planning the integration would be 'ring- fenced' so that the deal does not interfere with the ongoing integration of BP and Amoco assets which was progressing more rapidly than expected and likely to be concluded during the year.

The company said that closure of the ARCO transaction is currently estimated to occur around the end of the year.

Browne said the deal would not affect BP Amoco's rigorous approach to the management of its balance sheet. "On a combined basis, taking a snapshot of the current position, our ratio of net debt to net-debt-plus-equity would remain below the 30 per cent ceiling we have set ourselves.

"Neither will there be any impact on our dividend policy," he said. "We will continue to aim to pay out around 50 per cent of underlying earnings on a through-cycle basis."

The transaction will be accounted for as a purchase under UK GAAP rules.

Further information on BP Amoco and ARCO is set out in Part ll of this release and a summary of the proposed transaction is set out in Part lll. The companies said they intend to publish detailed information for dispatch to shareholders within the next three months.

Investment bank advisers: Morgan Stanley for BP and Goldman Sachs and Salomon Smith Barney for ARCO.

CONTACTS FOR FURTHER INFORMATION

BP AMOCO LONDON                      ARCO LOS ANGELES

Press - Roddy Kennedy                Press - Linda Dozier
Tel: 44 (0)171 496 4624              Tel: (1) 213 486 3384

Investor Relations - David Peattie   Investor Relations - David De Sonier
Tel: 44 (0)171 496 4717              Tel: (1) 213 486 1811

BP AMOCO NEW YORK

Press - Tom Koch
Tel: (1) 212 451 8019

Investor Relations - Chuck Koepke
                   - Terry Lamore
Tel: (1) 212 451 8034

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BROKER CONTACTS

FOR BP AMOCO                                FOR ARCO

Bob Maguire - Morgan Stanley                Michael Carr - Goldman Sachs
Tel: 44 (0) 171 425 5643                    Tel: (1) 212 902 2266

Steve Munger - Morgan Stanley               Maureen Hendricks - Salomon
Tel: (1) 212 761 4257                                         Smith Barney
                                                     Tel: (1) 212 816 0967
Stephen Robinson - Merrill Lynch
Tel: 44 (0) 171 772 2608

David Mayhew - Cazenove & Co
Tel: 44 (0) 171 825 9453

Further information on the two companies is available on the Internet at: http://www.bpamoco.com and http://www.arco.com